575 Madison Avenue New York, NY 10022-2585 212.940.8800 tel 212.940.8776 fax www.kattenlaw.com

Exhibit 8.1

September 23, 2014

1st Enterprise Bank.

818 West Seventh Street, Suite 220

Los Angeles, California 90067

Attention: Mr. David Hoffman

Ladies and Gentlemen:

We have acted as special tax counsel to 1st Enterprise Bank, a California state-chartered commercial bank (the “Target”), in connection with the proposed merger to be undertaken pursuant to that certain Agreement and Plan of Merger, dated as of June 2, 2014 (the “Plan”). Under the Plan, the Target will merge with and into California United Bank, a California state-chartered commercial bank (the “Acquiror”) and a wholly-owned subsidiary of CU Bancorp, Inc. (the “Parent”), with the Acquiror surviving the merger (the “Merger”). At your request, we are rendering our opinion set forth below in fulfillment of the condition to the Target’s obligations to consummate the Merger set forth in Section 9.3.8(i) of the Plan.

In rendering this opinion, we have relied, with your permission, on the representations made to us by each of the Parent and the Target in the certificates delivered to us by each of the Parent and the Target and dated as of even date herewith (the “Certificates of Representations”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Certificates of Representations. We have not undertaken to independently verify, and have not verified, any of the factual statements set forth in the Certificates of Representations or the other documents referenced below, nor have we been requested to do so; however, we have not become aware, during the course of our representation, that any of these factual statements are not true.

In our capacity as special tax counsel to the Target and for purposes of rendering this opinion, we have examined and relied upon, with your consent: (i) the Plan; (ii) the Certificates of Representations; (iii) the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Merger Registration Statement”) of the Parent, including the joint proxy statement-prospectus forming a part thereof, relating to the Merger; and (iv) such other documents we considered relevant to our analysis. We have assumed that all of the Parties and the parties to any other documents examined by us have acted, and will act, in accordance with the terms of the Plan and such other documents. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of all signatories. We have also assumed, in rendering the opinion set forth below, that:

AUSTIN        CENTURY CITY        CHARLOTTE        CHICAGO        HOUSTON        IRVING         LOS ANGELES

NEW YORK        ORANGE COUNTY        SAN FRANCISCO        BAY AREA        SHANGHAI        WASHINGTON, DC

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

A limited liability partnership including professional corporations

September 23, 2014

(a) Any representation of fact in the documents upon which we have relied that is made “to the knowledge” or similarly qualified is correct without such qualification;

(b) The facts, statements and representations contained in the documents upon which we have relied are true, correct and complete as of the date hereof and will remain true, correct and complete through the Effective Time; and

(c) The Merger will be consummated in accordance with the Plan and as described in the Merger Registration Statement, and all covenants contained in the Plan will be performed without waiver of any material covenants.

Our opinion is limited to United States federal income tax law, and is based on existing law as contained in the Code, final and temporary U.S. Treasury regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions all as of even date herewith. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which our opinion is based could be changed at any time, perhaps with retroactive effect, and any such change could adversely affect our conclusion set forth below. In addition, some issues under existing law that could significantly affect our opinion have not yet been addressed authoritatively by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.

In addition, our opinion is based upon facts and circumstances as they exist as of the date hereof, and any change in the facts as set forth herein could affect the opinion expressed herein, perhaps adversely. We assume no obligation to update or supplement our opinion to reflect any change in facts or circumstances which may hereafter come to our attention.

On the basis of, and subject to the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition, we have participated in the preparation of the discussion set forth in the section entitled “CU BANCORP AND 1ST ENTERPRISE BANK JOINT PROPOSAL NO. 1 – THE MERGER AGREEMENT AND THE MERGER – United States Federal Income Tax Consequences of the Merger” in the Merger Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects as of the date hereof. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Merger Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit

September 23, 2014

that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion is solely for the benefit of the Target and its shareholders, and may not be relied upon by any other person without our prior written consent.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

Katten Muchin Rosenman LLP

JED:jk